Exhibit 10.6

PLX Technology, Inc. Executive Retention Agreement

This Executive Retention Agreement (“Agreement”) is dated June 22, 2014, and is between PLX Technology, Inc. (“PLX”), and Vijay Meduri (“you” or “your”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 23, 2014, by and among PLX, Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (“Avago”), and Pluto Merger Sub, Inc. (“Merger Sub”), the Company shall merge with and into Merger Sub and shall continue as the surviving corporation (the “Merger”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company, believes it is in the best interests of the Company to provide you with retention incentives set forth herein in order to assist Avago for a transition period following the Merger; and

WHEREAS, you are participant in the PLX Technology, Inc. Severance Plan for Executive Management, as amended and restated as of June 22, 2014 (the “Severance Plan”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below.  Any capitalized term not defined below shall have the meaning set forth in the Merger Agreement.

(a)                                 “Base Salary” means your annual rate of base salary in effect immediately prior to the Effective Time.

(b)                                 “Cause” means (i) the willful and deliberate failure by you to perform your duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such failure, (ii) willful misconduct by you which is demonstrably and materially injurious to the business or reputation of the Company, or (iii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude.  The Company must notify you that it believes “Cause” has occurred within ninety (90) days of its knowledge of the event or condition constituting Cause or such event or condition shall not constitute Cause hereunder.

(c)                                  “Company” means PLX and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law, or otherwise.

(d)                                 “Good Reason” means the occurrence of any of the following events after the Effective Time without your express written consent: (i) a material reduction of your duties or responsibilities, relative to your duties or responsibilities as in effect immediately following the Effective Time; provided, that (x) changes solely to your title, level, and reporting relationships (including, but not limited to, the number of your direct or indirect reports), or (y) your assignment to a position with substantially equivalent duties and responsibilities, shall not, in either case, in and of itself, constitute a material reduction in your duties or responsibilities; (ii) a material decrease in your Base Salary; or (iii) the relocation of your principal location of work to a location that is in excess of thirty-five (35) miles from such location immediately prior to the Effective Time. Your termination shall not be considered to be for Good Reason unless (A) within ninety (90) days after the initial existence of the applicable event or condition that is purported to give rise to a basis for termination for Good Reason, you provide written notice of the existence of such event or condition to the Company, (B) such event or condition is not cured within thirty (30) days after the date of the written notice from you to the Company, and (C) you terminate employment no later than thirty (30) days after the expiration of the applicable cure period.

(e)                                  “Target Bonus” means your target bonus amount under the variable compensation plan of PLX in effect on the date hereof.

2.                                      Terms of Continued Employment.  Your obligation to continue in employment following the Closing in order to receive the benefits provided hereunder is subject to the obligation of the Company and Avago to retain you as a full-time employee of the Company in the position of Vice President of Engineering for PLX switch products, reporting to the General Manager of DCSG BU (currently Tom Swinford), and with responsibility for PLX switch silicon engineering, at a Base Salary that is no less than the level in effect on the date hereof, and with eligibility for all Avago employee benefits (or Company employee benefits through December 31, 2014) provided to similarly situated executives.

3.                                      Treatment of Unvested Options.  Subject to your continued employment with the Company on each applicable payment date, with respect to each Company Option that was unvested and unexercisable as of immediately prior to the Effective Time, you will be paid fifty percent (50%) of the total Option Payments in respect thereof on the first anniversary of the Closing and the remaining fifty percent (50%) of the Option Payments in respect thereof on the second anniversary of the Closing; provided, that if your employment is terminated (A) by the Company for any reason other than for Cause, (B) by you for Good Reason or (C) by reason of your death or permanent disability, in each case, prior to the applicable payment date, you will be paid any remaining unpaid portion of the Option Payments on the date of such termination.

4.                                      Retention Bonus.   Subject to your continued employment on each applicable payment date, you will receive a retention bonus in an amount equal to the sum of (i) your Base Salary, plus (ii) your Target Bonus (such amount, the “Bonus Amount”).  Fifty percent (50%) of the Bonus Amount shall be paid on the first anniversary of the Closing and the remaining fifty percent (50%) of the Bonus Amount shall be paid on the second anniversary of the Closing.  In the event of your termination by the Company for any reason other than for Cause (including due to death or your permanent disability) or by you for Good Reason prior to an applicable anniversary of the Closing, subject to Section 2(b) of the Severance Plan, you will be paid the Bonus Amount on the date set forth in such Section 2(b).

5.                                      Severance Plan.  You hereby agree and acknowledge that your right to receive the Bonus Payment and the Option Payments is in lieu and in full satisfaction of the right to receive the payments and benefits set forth in Sections 2(a)(ii) and 2(a)(iv), respectively of the Severance Plan.  You further agree and acknowledge that all other terms and conditions of the Severance Plan, including your right to receive the amounts set forth in Section 2(a)(i) and 2(a)(iii) (subject to the conditions set forth thereunder) in the event of a qualifying termination as described in this Agreement, shall continue in effect under the terms of the Severance Plan.

6.                                      Indemnity.  The Company and Avago shall indemnify and hold you harmless for any taxes which you may incur pursuant to Section 409A of the Internal Revenue Code (including associated penalties, interest, costs or other liability), as a result of the deferral of the Option Payments pursuant to this Agreement, and shall provide you with a gross-up payment to pay all taxes (including associated penalties, interest, costs or other liability) due with respect to any payment required under this sentence.  Any tax indemnification or gross-up payment described in this Section 6 shall be paid when the underlying taxes are remitted or other amounts paid.

7.                                      Withholding Taxes.  The Company may withhold from the Bonus Amount and the Option Payments such employment and income taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.                                      Successors.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are payable to you hereunder, all such amounts, unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by you to receive such amounts or, if no person is so appointed, to your estate.

9.                                      Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California (without regard to conflicts of law principles).

10.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Facsimile signatures shall be acceptable and binding.

11.                               Termination.  In the event the Company does not enter into the Merger Agreement or if the Merger Agreement is terminated in accordance with its terms, this Agreement will terminate concurrently therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PLX TECHNOLOGY, INC.

/s/ David Raun
Name:	David Raun
Title:	Chief Executive Officer

EXECUTIVE

/s/ Vijay Meduri
Name:	Vijay Meduri